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Exhibit 21.1

Subsidiaries of ValueClick, Inc.

Name of Subsidiary	Jurisdiction

AdWare Systems	Kentucky
Bach Acquisition Corp.	Florida
Be Free Germany	Germany
Be Free, Inc	Delaware
Be Free Ltd., U.K.	United Kingdom
Be Free SARL France	France
Be Free Securities	Massachusetts
ClickAgents, Inc.	Delaware
Mediaplex, Inc.	Delaware
Tri Vida Corp.	California
ValueClick Europe, Ltd.	United Kingdom
ValueClick France	France
ValueClick Germany GmBH	Germany
ValueClick Japan Co. Ltd.	Japan
Z Media, Inc.	Delaware

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Subsidiaries of ValueClick, Inc.